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                                                                     Exhibit (m)

                              (GIANT 5 FUNDS LOGO)

                             2006 DISTRIBUTION PLAN

This DISTRIBUTION PLAN (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by Giant 5 Funds Trust Company (the "Trust"), a Delaware business trust, individually and/or on behalf of its portfolios as set forth on Exhibit A attached hereto (each "Fund").

SECTION 1. This Plan is adopted pursuant to Rule 12b-1 under the 1940 Act so as to allow the Trust to make payments as contemplated herein in conjunction with the distribution of shares of each Fund ("Shares").

SECTION 2. This Plan is designed to finance any activity which is principally intended to result in the marketing or sale of Shares including, without limitation, expenditures consisting of payments to a principal underwriter of the Fund ("Distributor") or others for services provided or to be provided. Amounts received by the Distributor and others may, additionally, be used to cover certain other costs and expenses related to the distribution of Shares and provision of service to Fund shareholders, including (a) advertising by radio, television, newspapers, magazines, brochures, sales literature, direct mail or any other form of advertising; (b) expenses of sales employees or agents of the Distributor, including salary, commissions, travel and related expenses; (c) expenses of public relations employees, including salary, commissions, travel and related expenses; (d) costs of designing and printing prospectuses and other materials to be given or sent to prospective investors; (e) costs associated with designing, operating, and distributing qualified plans such as administrative costs to run the plan, recordkeeping, IRS filings, and Sub-TA fees; (f) costs paid to gain access to various distribution channels and supermarket platforms such as SchwabOne, Matrix, Linsco Private Ledger, and Banks; (g) costs to design, develop, and maintain Giant5.com or other websites that promote Giant 5 Funds; (h) travel and related costs associated with all media interviews; (i) costs associated with the creation and design of all marketing concepts and material including graphic designer salaries and outsourced marketing company fees (j) such other similar services as the Trustees determine to be reasonably calculated to result in the sale of Shares.

SECTION 3. The maximum amount which each Fund may pay directly or reimburse to the Distributor or others pursuant to Section 2 hereto shall be such amount, expressed as a percentage of the Fund's average daily net assets attributable to Shares of the Fund as set forth on Exhibit A attached hereto. Appropriate adjustments shall be made to the

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payments made pursuant to Section 2 to the extent necessary to ensure that no payment is made with respect to the Shares of the Fund in excess of the applicable limit imposed on asset based, front end and deferred sales charges under subsection (d) of Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

SECTION 4. This Plan shall not take effect until it has been approved together with any related agreements by the vote of the Board of Trustees of the Trust, as provided in Rule 12b-1 under the 1940 Act or as otherwise required by the 1940 Act, cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

SECTION 5. Unless sooner terminated pursuant to Section 7, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 4.

SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Trust on behalf of each Fund pursuant to this Plan or any related agreement shall provide to the Trust's Board of Trustees and the Board shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 7. This Plan may be terminated at any time with respect to any Fund by vote of a majority of the Plan Trustees or by vote of a majority of such Fund's outstanding Shares.

SECTION 8. Any agreement of the Fund related to this Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by a vote of a majority of such Fund's outstanding Shares on not more than sixty days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

SECTION 9. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 3 hereof unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of each Fund's outstanding Shares, and no material amendment to this Plan shall be made unless approved in the manner provided for in Section 4 hereof.

Effective Date: April, 2006

Approved and adopted by the Board of Trustees of the Trust on the 18th day of January, 2006.


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                                        Secretary

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                                    EXIBIT A

GIANT 5 FUNDS TRUST COMPANY

Giant 5 Total Investment System:
   Independence Shares             12b-1 fee = 17 basis points
   Freedom Shares                  12b-1 fee = 42 basis points

Giant 5 Total Index System:
   Independence Shares             12b-1 fee = 17 basis points
   Freedom Shares                  12b-1 fee = 42 basis points